TEMPUR SEALY REPORTS SECOND QUARTER RESULTS
- Consolidated Net Sales Increases 4.8% to Approximately $1.3 Billion
- Expands Consolidated Gross Margins and Operating Margins
- Realizes Robust Cash Flow from Operations of Approximately $150 Million
- Declares Third Quarter Dividend of $0.11 per share

LEXINGTON, KY, August 3, 2023 - Tempur Sealy International, Inc. (NYSE: TPX) announced financial results for the second quarter ended June 30, 2023 and updated financial guidance for the full year 2023.

SECOND QUARTER 2023 FINANCIAL SUMMARY

•Total net sales increased 4.8% to $1,269.7 million as compared to $1,211.0 million in the second quarter of 2022. On a constant currency basis(1), total net sales increased 5.0%, with an increase of 5.3% in the North America business segment and an increase of 3.9% in the International business segment.
•Gross margin was 42.7% as compared to 41.0% in the second quarter of 2022. Adjusted gross margin(1) was 42.9% as compared to 41.7% in the second quarter of 2022.
•Operating income increased 10.4% to $158.8 million as compared to $143.9 million in the second quarter of 2022. Adjusted operating income(1) was $171.8 million as compared to $159.9 million in the second quarter of 2022.
•Net income increased 2.0% to $92.4 million as compared to $90.6 million in the second quarter of 2022. Adjusted net income(1) was $102.0 million as compared to $103.2 million in the second quarter of 2022.
•Earnings per diluted share ("EPS") increased 2.0% to $0.52 as compared to $0.51 in the second quarter of 2022. Adjusted EPS(1) was $0.58 in the second quarter of 2023 and 2022.

KEY HIGHLIGHTS

(in millions, except percentages and per common share amounts)	Three Months Ended		% Reported Change
	June 30, 2023	June 30, 2022
Net sales	$1,269.7	$1,211.0	4.8%
Net income	$92.4	$90.6	2.0%
Adjusted net income (1)	$102.0	$103.2	(1.2)%
EPS	$0.52	$0.51	2.0%
Adjusted EPS (1)	$0.58	$0.58	—%

Company Chairman and CEO Scott Thompson commented, "Our continued market outperformance in the second quarter reflects the momentum we are driving through our execution of our long term initiatives. All three of our leading U.S. brands - Tempur, Sealy and Stearns & Foster - performed well in the quarter, significantly ahead of where we believe the U.S. industry trended. We were also pleased with the second quarter performance of our International business. The successful Tempur international launch, combined with Dreams' crisp retail execution, is driving continued share gains worldwide and positioning us well for the future. This quarter's results were delivered in markets that were a bit less robust than we expected. Our global industry outperformance partially mitigated the negative impact of these headwinds. While we look forward to a recovering market, this challenged environment has allowed us to demonstrate the strength of our global business model as we realized solid earnings and strong operating cash flows.

"Regarding the pending Mattress Firm acquisition, we are currently responding to the Federal Trade Commission's second request. Mattress Firm's recent quarterly results, which it reported yesterday, were consistent with our expectations. We continue to expect to close the transaction in 2024 and look forward to bringing the Mattress Firm team onboard."

(1) This is a non-GAAP financial measure. Please refer to "Non-GAAP Financial Measures and Constant Currency Information" below.

Business Segment Highlights

The Company's business segments include North America and International. Corporate operating expenses are not included in either of the business segments and are presented separately as a reconciling item to consolidated results.

North America net sales increased 5.4% to $1,016.8 million as compared to $964.7 million in the second quarter of 2022, primarily driven by the success of new product launches for Tempur and Stearns & Foster. On a constant currency basis(1), North America net sales increased 5.3% as compared to the second quarter of 2022. Gross margin was 39.7% as compared to 37.9% in the second quarter of 2022. Adjusted gross margin(1) was 39.9% as compared to 38.7% in the second quarter of 2022. Operating margin was 17.1% as compared to 15.1% in the second quarter of 2022. Adjusted operating margin(1) was 17.4% as compared to 16.5% in the second quarter of 2022.

North America net sales through the wholesale channel increased $48.2 million, or 5.7%, to $896.0 million, as compared to the second quarter of 2022. North America net sales through the direct channel increased $3.9 million, or 3.3%, to $120.8 million, as compared to the second quarter of 2022.

North America adjusted gross margin(1) improved 120 basis points as compared to the second quarter of 2022. The improvement was primarily driven by pricing actions and normalizing commodity costs, partially offset by product launch costs and operational headwinds. North America adjusted operating margin(1) improved 90 basis points as compared to the second quarter of 2022. The improvement was primarily driven by the improvement in gross margin.

International net sales increased 2.7% to $252.9 million as compared to $246.3 million in the second quarter of 2022. On a constant currency basis(1), International net sales increased 3.9% as compared to the second quarter of 2022. Gross margin was 54.9% as compared to 53.1% in the second quarter of 2022. Operating margin was 13.4% as compared to 14.5% in the second quarter of 2022.

International net sales through the wholesale channel increased $1.9 million, or 2.1%, to $93.2 million as compared to the second quarter of 2022. International net sales through the direct channel increased $4.7 million, or 3.0%, to $159.7 million as compared to the second quarter of 2022.

International gross margin improved 180 basis points as compared to the second quarter of 2022. The improvement was primarily driven by favorable mix and pricing actions. International operating margin declined 110 basis points as compared to the second quarter of 2022. The decline was primarily driven by operating expense deleverage to support product launch initiatives, partially offset by the improvement in gross margin.

Corporate operating expense increased to $49.2 million as compared to $38.0 million in the second quarter of 2022, primarily driven by transaction costs of $10.6 million related to the pending acquisition of Mattress Firm. Corporate adjusted operating expense(1) was $38.6 million as compared to $34.7 million in the second quarter of 2022.

Consolidated net income increased 2.0% to $92.4 million as compared to $90.6 million in the second quarter of 2022. Adjusted net income(1) decreased 1.2% to $102.0 million as compared to $103.2 million in the second quarter of 2022. EPS increased 2.0% to $0.52 as compared to $0.51 in the second quarter of 2022. Adjusted EPS(1) was $0.58 in the second quarter of 2023 and 2022.

The Company ended the second quarter of 2023 with total debt of $2.8 billion and consolidated indebtedness less netted cash(1) of $2.7 billion. Leverage based on the ratio of consolidated indebtedness less netted cash(1) to adjusted EBITDA(1) was 3.10 times for the trailing twelve months ended June 30, 2023.

Additionally, today the Company announced that its Board of Directors declared a quarterly cash dividend of $0.11 per share, payable on August 31, 2023, to shareholders of record at the close of business on August 17, 2023.

(1) This is a non-GAAP financial measure. Please refer to "Non-GAAP Financial Measures and Constant Currency Information" below.

Recent Events

As previously disclosed, the Company identified a cybersecurity event on July 23, 2023, involving certain of the Company's information technology ("IT") systems. The Company has begun the process to bring certain of its critical IT systems back online and has resumed operations. The forensic investigation remains ongoing and the Company continues to assess the impact of this event on its business, operations, and financial results.

Financial Guidance

For the full year 2023, the Company updated its expectations for an adjusted EPS(1) range of $2.50 to $2.70. This contemplates the Company's current outlook that sales will be flat to slightly up versus prior year.

The Company noted that its expectations are based on information available at the time of this release, and are subject to changing conditions and risks, many of which are outside the Company's control. The Company is unable to reconcile forward‐looking adjusted EPS, a non‐GAAP financial measure, to EPS, its most directly comparable forward‐looking GAAP financial measure, without unreasonable efforts, because the Company is currently unable to predict with a reasonable degree of certainty the type and extent of certain items that would be expected to impact EPS in 2023.

Conference Call Information

Tempur Sealy International, Inc. will host a live conference call to discuss financial results today, August 3, 2023, at 8:00 a.m. Eastern Time. The call will be webcast and can be accessed on the Company's investor relations website at investor.tempursealy.com. After the conference call, a webcast replay will remain available on the investor relations section of the Company's website for 30 days.

Non-GAAP Financial Measures and Constant Currency Information

For additional information regarding EBITDA, adjusted EBITDA, adjusted net income, adjusted EPS, adjusted gross profit, adjusted gross margin, adjusted operating income (expense), adjusted operating margin, consolidated indebtedness and consolidated indebtedness less netted cash (all of which are non-GAAP financial measures), please refer to the reconciliations and other information included in the attached schedules. For information on the methodology used to present information on a constant currency basis, please refer to "Constant Currency Information" included in the attached schedules.

Forward-Looking Statements

This press release contains statements that may be characterized as "forward-looking," within the meaning of the federal securities laws. Such statements might include information concerning one or more of the Company's plans, guidance, objectives, goals, strategies, and other information that is not historical information. When used in this release, the words "assumes," "estimates," "expects," "guidance," "anticipates," "might," "projects," "plans," "proposed," "targets," "intends," "believes," "will," "contemplates" and variations of such words or similar expressions are intended to identify forward-looking statements. These forward-looking statements include, without limitation, statements relating to the Company's expectations regarding the impact of the cybersecurity incident on its business, operations and financial results, the announced Mattress Firm acquisition, the Company's expected quarterly results and full year guidance, the Company's quarterly cash dividend, the Company's share repurchase targets, the Company's expectations regarding geopolitical events including the war in Ukraine, the macroeconomic environment including its impact on consumer behavior, foreign exchange rates and fluctuations in such rates, the bedding industry, financial infrastructure, adjusted EPS for 2023 and subsequent periods and the Company's expectations for increasing sales and adjusted EPS growth, product launches, expected hiring and advertising, capital project timelines, channel growth, acquisitions and commodities outlook. Any forward-looking statements contained herein are based upon current expectations and beliefs and various assumptions. There can be no assurance that the Company will realize these expectations, meet its guidance, or that these beliefs will prove correct.

Numerous factors, many of which are beyond the Company's control, could cause actual results to differ materially from any that may be expressed herein as forward-looking statements including, among others, the ongoing forensic investigation of the cybersecurity incident, the effectiveness of the Company's incident response and the business continuity plans and the ongoing assessment of the impact of the cybersecurity event on its business, operations and financial results. These potential risks include the factors discussed in the Company's Annual Report on Form 10-K for the year ended December 31, 2022 and in the Company's Quarterly Reports on Form 10-Q for the quarter ended March 31, 2023. There may be other factors that may cause the Company's actual results to differ materially from the forward-looking statements. The Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made.

About Tempur Sealy International, Inc.

Tempur Sealy is committed to improving the sleep of more people, every night, all around the world. As a leading designer, manufacturer, distributor and retailer of bedding products worldwide, we know how crucial a good night of sleep is to overall health and wellness. Utilizing over a century of knowledge and industry-leading innovation, we deliver award-winning products that provide breakthrough sleep solutions to consumers in over 100 countries.

Our highly recognized brands include Tempur-Pedic®, Sealy® and Stearns & Foster® and our popular non-branded offerings consist of value-focused private label and OEM products. At Tempur Sealy we understand the importance of meeting our customers wherever and however they want to shop and have developed a powerful omni-channel retail strategy. Our products allow for complementary merchandising strategies and are sold through third-party retailers, our over 700 Company-owned stores worldwide and our e-commerce channels. With the range of our offerings and variety of purchasing options, we are dedicated to continuing to turn our mission to improve the sleep of more people, every night, all around the world into a reality.

Importantly, we are committed to carrying out our global responsibility to protect the environment and the communities in which we operate. As part of that commitment, we have established the goal of achieving carbon neutrality for our global wholly owned operations by 2040.

Investor Relations Contact:

Aubrey Moore
Investor Relations
Tempur Sealy International, Inc.
800-805-3635
Investor.relations@tempursealy.com

TEMPUR SEALY INTERNATIONAL, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Income
(in millions, except percentages and per common share amounts)
(unaudited)

	Three Months Ended			Six Months Ended
	June 30,		Chg %	June 30,		Chg %
	2023	2022		2023	2022
Net sales	$1,269.7	$1,211.0	4.8%	$2,477.8	$2,450.5	1.1%
Cost of sales	727.4	714.5		1,435.6	1,431.2
Gross profit	542.3	496.5	9.2%	1,042.2	1,019.3	2.2%
Selling and marketing expenses	270.2	252.9		526.9	496.4
General, administrative and other expenses	117.5	102.3		222.0	199.9
Equity income in earnings of unconsolidated affiliates	(4.2)	(2.6)		(8.8)	(9.5)
Operating income	158.8	143.9	10.4%	302.1	332.5	(9.1)%

Other expense, net:
Interest expense, net	33.6	23.7		66.4	44.6
Other (income) expense, net	(0.2)	0.7		(0.1)	(0.6)
Total other expense, net	33.4	24.4		66.3	44.0

Income before income taxes	125.4	119.5	4.9%	235.8	288.5	(18.3)%
Income tax provision	(32.2)	(28.3)		(56.7)	(66.4)
Net income before non-controlling interest	93.2	91.2	2.2%	179.1	222.1	(19.4)%
Less: Net income attributable to non-controlling interest	0.8	0.6		1.4	0.8
Net income attributable to Tempur Sealy International, Inc.	$92.4	$90.6	2.0%	$177.7	$221.3	(19.7)%

Earnings per common share:
Basic	$0.54	$0.52	3.8%	$1.03	$1.24	(16.9)%
Diluted	$0.52	$0.51	2.0%	$1.01	$1.20	(15.8)%

Weighted average common shares outstanding:
Basic	172.1	174.1		172.1	178.3
Diluted	176.8	178.8		176.8	183.7

TEMPUR SEALY INTERNATIONAL, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(in millions)

	June 30, 2023	December 31, 2022
ASSETS	(unaudited)

Current Assets:
Cash and cash equivalents	$101.8	$69.4
Accounts receivable, net	476.1	422.6
Inventories	529.3	555.0
Prepaid expenses and other current assets	146.9	148.2
Total Current Assets	1,254.1	1,195.2
Property, plant and equipment, net	850.9	791.1
Goodwill	1,080.9	1,062.3
Other intangible assets, net	717.6	715.8
Operating lease right-of-use assets	568.0	506.8
Deferred income taxes	12.7	11.3
Other non-current assets	86.6	77.3
Total Assets	$4,570.8	$4,359.8

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

Current Liabilities:
Accounts payable	$362.6	$359.8
Accrued expenses and other current liabilities	452.8	432.7
Short-term operating lease obligations	114.8	105.5
Current portion of long-term debt	73.6	70.4
Income taxes payable	2.9	12.8
Total Current Liabilities	1,006.7	981.2
Long-term debt, net	2,707.5	2,739.9
Long-term operating lease obligations	507.3	453.5
Deferred income taxes	117.6	114.0
Other non-current liabilities	84.2	83.5
Total Liabilities	4,423.3	4,372.1

Redeemable non-controlling interest	9.4	9.8

Total Stockholders' Equity (Deficit)	138.1	(22.1)
Total Liabilities, Redeemable Non-Controlling Interest and Stockholders' Equity (Deficit)	$4,570.8	$4,359.8

TEMPUR SEALY INTERNATIONAL, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(in millions)
(unaudited)

	Six Months Ended
	June 30,
	2023	2022
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income before non-controlling interest	$179.1	$222.1
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	66.4	61.3
Amortization of stock-based compensation	24.2	26.9
Amortization of deferred financing costs	1.9	1.9
Bad debt expense	4.2	3.8
Deferred income taxes	0.8	(6.7)
Dividends received from unconsolidated affiliates	3.4	3.9
Equity income in earnings of unconsolidated affiliates	(8.8)	(9.5)
Foreign currency adjustments and other	(1.1)	0.2
Changes in operating assets and liabilities	(19.6)	(237.4)
Net cash provided by operating activities	250.5	66.5

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(112.7)	(130.2)
Other	0.4	1.1
Net cash used in investing activities	(112.3)	(129.1)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from borrowings under long-term debt obligations	1,005.7	1,317.9
Repayments of borrowings under long-term debt obligations	(1,033.3)	(771.7)
Proceeds from exercise of stock options	0.8	0.2
Treasury stock repurchased	(35.9)	(612.0)
Dividends paid	(39.8)	(36.2)
Repayments of finance lease obligations and other	(8.9)	(8.4)
Net cash used in financing activities	(111.4)	(110.2)

NET EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	5.6	(17.6)
Increase (decrease) in cash and cash equivalents	32.4	(190.4)
CASH AND CASH EQUIVALENTS, beginning of period	69.4	300.7
CASH AND CASH EQUIVALENTS, end of period	$101.8	$110.3

Summary of Channel Sales

The following table highlights net sales information, by channel and by business segment, for the three months ended June 30, 2023 and 2022:

	Three Months Ended June 30,
(in millions)	Consolidated		North America		International
	2023	2022	2023	2022	2023	2022
Wholesale (a)	$989.2	$939.1	$896.0	$847.8	$93.2	$91.3
Direct (b)	280.5	271.9	120.8	116.9	159.7	155.0
	$1,269.7	$1,211.0	$1,016.8	$964.7	$252.9	$246.3

(a)	The Wholesale channel includes all third party retailers, including third party distribution, hospitality and healthcare.
(b)	The Direct channel includes company-owned stores, online and call centers.

TEMPUR SEALY INTERNATIONAL, INC. AND SUBSIDIARIES
Reconciliation of Non-GAAP Financial Measures
(in millions, except percentages, ratios and per common share amounts)

The Company provides information regarding adjusted net income, EBITDA, adjusted EBITDA, adjusted EPS, adjusted gross profit, adjusted gross margin, adjusted operating income (expense), adjusted operating margin, consolidated indebtedness and consolidated indebtedness less netted cash, which are not recognized terms under GAAP and do not purport to be alternatives to net income, earnings per share, gross profit, gross margin, operating income (expense) and operating margin as a measure of operating performance, or an alternative to total debt as a measure of liquidity. The Company believes these non-GAAP financial measures provide investors with performance measures that better reflect the Company's underlying operations and trends, providing a perspective not immediately apparent from net income, gross profit, gross margin, operating income (expense) and operating margin. The adjustments management makes to derive the non-GAAP financial measures include adjustments to exclude items that may cause short-term fluctuations in the nearest GAAP financial measure, but which management does not consider to be the fundamental attributes or primary drivers of the Company's business.

The Company believes that exclusion of these items assists in providing a more complete understanding of the Company's underlying results from operations and trends, and management uses these measures along with the corresponding GAAP financial measures to manage the Company's business, to evaluate its consolidated and business segment performance compared to prior periods and the marketplace, to establish operational goals and to provide continuity to investors for comparability purposes. Limitations associated with the use of these non-GAAP financial measures include that these measures do not present all of the amounts associated with the Company's results as determined in accordance with GAAP. These non-GAAP financial measures should be considered supplemental in nature and should not be construed as more significant than comparable financial measures defined by GAAP. Because not all companies use identical calculations, these presentations may not be comparable to other similarly titled measures of other companies. For more information about these non-GAAP financial measures and a reconciliation to the nearest GAAP financial measure, please refer to the reconciliations on the following pages.

Constant Currency Information

In this press release the Company refers to, and in other press releases and other communications with investors the Company may refer to, net sales, earnings or other historical financial information on a "constant currency basis," which is a non-GAAP financial measure. These references to constant currency do not include operational impacts that could result from fluctuations in foreign currency rates. To provide information on a constant currency basis, the applicable financial results are adjusted based on a simple mathematical model that translates current period results in local currency using the comparable prior corresponding period's currency conversion rate. This approach is used for countries where the functional currency is the local country currency. This information is provided so that certain financial results can be viewed without the impact of fluctuations in foreign currency rates, thereby facilitating period-to-period comparisons of business performance.

Adjusted Net Income and Adjusted EPS

A reconciliation of reported net income to adjusted net income and the calculation of adjusted EPS is provided below. Management believes that the use of these non-GAAP financial measures provides investors with additional useful information with respect to the impact of various adjustments as described in the footnotes at the end of this release.

The following table sets forth the reconciliation of the Company's reported net income to adjusted net income and the calculation of adjusted EPS for the three months ended June 30, 2023 and 2022:

	Three Months Ended
(in millions, except per share amounts)	June 30, 2023	June 30, 2022
Net income	$92.4	$90.6
Transaction costs (1)	10.6	—
Operational start-up costs (2)	2.4	3.1
ERP system transition (3)	—	9.4
Restructuring costs (4)	—	4.1
Adjusted income tax provision (5)	(3.4)	(4.0)
Adjusted net income	$102.0	$103.2

Adjusted earnings per common share, diluted	$0.58	$0.58

Diluted shares outstanding	176.8	178.8

Please refer to Footnotes at the end of this release.

Adjusted Gross Profit, Adjusted Gross Margin, Adjusted Operating Income (Expense) and Adjusted Operating Margin

A reconciliation of gross profit and gross margin to adjusted gross profit and adjusted gross margin, respectively, and operating income (expense) and operating margin to adjusted operating income (expense) and adjusted operating margin, respectively, are provided below. Management believes that the use of these non-GAAP financial measures provides investors with additional useful information with respect to the impact of various adjustments as described in the footnotes at the end of this release.

The following table sets forth the reconciliation of the Company's reported gross profit and operating income (expense) to the calculation of adjusted gross profit and adjusted operating income (expense) for the three months ended June 30, 2023:

	2Q 2023
(in millions, except percentages)	Consolidated	Margin	North America	Margin	International	Margin	Corporate
Net sales	$1,269.7		$1,016.8		$252.9		$—

Gross profit	$542.3	42.7%	$403.4	39.7%	$138.9	54.9%	$—
Adjustments:
Operational start-up costs (2)	2.4		2.4		—		—
Adjusted gross profit	$544.7	42.9%	$405.8	39.9%	$138.9	54.9%	$—

Operating income (expense)	$158.8	12.5%	$174.1	17.1%	$33.9	13.4%	$(49.2)
Adjustments:
Transaction costs (1)	10.6		—		—		10.6
Operational start-up costs (2)	2.4		2.4		—		—
Total adjustments	13.0		2.4		—		10.6

Adjusted operating income (expense)	$171.8	13.5%	$176.5	17.4%	$33.9	13.4%	$(38.6)

The following table sets forth the reconciliation of the Company's reported gross profit and operating income (expense) to the calculation of adjusted gross profit and adjusted operating income (expense) for the three months ended June 30, 2022:

	2Q 2022
(in millions, except percentages)	Consolidated	Margin	North America	Margin	International	Margin	Corporate
Net sales	$1,211.0		$964.7		$246.3		$—

Gross profit	$496.5	41.0%	$365.8	37.9%	$130.7	53.1%	$—
Adjustments:
ERP system transition (3)	5.4		5.4		—		—
Operational start-up costs (2)	2.5		2.5		—		—
Total adjustments	7.9		7.9		—		—

Adjusted gross profit	$504.4	41.7%	$373.7	38.7%	$130.7	53.1%	$—

Operating income (expense)	$143.9	11.9%	$146.1	15.1%	$35.8	14.5%	$(38.0)
Adjustments:
ERP system transition (3)	9.4		8.2		—		1.2
Restructuring costs (4)	3.9		1.8		—		2.1
Operational start-up costs (2)	2.7		2.7		—		—
Total adjustments	16.0		12.7		—		3.3

Adjusted operating income (expense)	$159.9	13.2%	$158.8	16.5%	$35.8	14.5%	$(34.7)

Please refer to Footnotes at the end of this release.

EBITDA, Adjusted EBITDA and Consolidated Indebtedness less Netted Cash

The following reconciliations are provided below:

•Net income to EBITDA and adjusted EBITDA
•Ratio of consolidated indebtedness less netted cash to adjusted EBITDA
•Total debt, net to consolidated indebtedness less netted cash

Management believes that presenting these non-GAAP measures provides investors with useful information with respect to the Company's operating performance, cash flow generation and comparisons from period to period, as well as general information about the Company's leverage.

The Company's credit agreement (the "2019 Credit Agreement") provides the definition of adjusted EBITDA. Accordingly, the Company presents adjusted EBITDA to provide information regarding the Company's compliance with requirements under the 2019 Credit Agreement.

The following table sets forth the reconciliation of the Company's reported net income to the calculations of EBITDA and adjusted EBITDA for the three months ended June 30, 2023 and 2022:

	Three Months Ended
(in millions)	June 30, 2023	June 30, 2022
Net income	$92.4	$90.6
Interest expense, net	33.6	23.7
Income taxes	32.2	28.3
Depreciation and amortization	46.3	44.2
EBITDA	$204.5	$186.8
Adjustments:
Transaction costs (1)	10.6	—
Operational start-up costs (2)	2.4	3.1
ERP system transition (3)	—	9.4
Restructuring costs (4)	—	4.1
Adjusted EBITDA	$217.5	$203.4
Please refer to Footnotes at the end of this release.

The following table sets forth the reconciliation of the Company's net income to the calculations of EBITDA and adjusted EBITDA for the trailing twelve months ended June 30, 2023:

Trailing Twelve Months Ended
(in millions)	June 30, 2023
Net income	$412.1
Interest expense, net	124.8
Income tax provision	109.3
Depreciation and amortization	184.3
EBITDA	$830.5
Adjustments:
Loss from discontinued operations, net of tax (6)	0.4
Transaction costs (1)	15.8
ERP system transition (3)	9.3
Operational start-up costs (2)	7.5
Restructuring costs (4)	5.9
Adjusted EBITDA	$869.4

Consolidated indebtedness less netted cash	$2,699.1

Ratio of consolidated indebtedness less netted cash to adjusted EBITDA	3.10 times

Under the 2019 Credit Agreement, the definition of adjusted EBITDA contains certain restrictions that limit adjustments to net income when calculating adjusted EBITDA. For the trailing twelve months ended June 30, 2023, the Company's adjustments to net income when calculating adjusted EBITDA did not exceed the allowable amount under the 2019 Credit Agreement.

The ratio of consolidated indebtedness less netted cash to adjusted EBITDA is 3.10 times for the trailing twelve months ended June 30, 2023. The 2019 Credit Agreement requires the Company to maintain a ratio of consolidated indebtedness less netted cash to adjusted EBITDA of less than 5.00 times.

The following table sets forth the reconciliation of the Company's reported total debt to the calculation of consolidated indebtedness less netted cash as of June 30, 2023. "Consolidated Indebtedness" and "Netted Cash" are terms used in the 2019 Credit Agreement for purposes of certain financial covenants.

(in millions)	June 30, 2023
Total debt, net	$2,781.1
Plus: Deferred financing costs (7)	18.8
Consolidated indebtedness	2,799.9
Less: Netted cash (8)	100.8
Consolidated indebtedness less netted cash	$2,699.1

Please refer to Footnotes at the end of this release.

Footnotes:

(1)	In the second quarter of 2023, the Company recorded $10.6 million of transaction costs, primarily related to legal and professional fees associated with the pending acquisition of Mattress Firm. In the trailing twelve months ended June 30, 2023, the Company recognized $15.8 million of transaction costs associated with the pending acquisition of Mattress Firm.
(2)
In the second quarter of 2023, the Company recorded $2.4 million of operational start-up costs related to the capacity expansion of its manufacturing and distribution facilities in the U.S., including personnel and facility related costs. In the second quarter of 2022, the Company incurred $3.1 million of operational start-up costs, including $0.4 million of other expense. In the trailing twelve months ended June 30, 2023, the Company recognized $7.5 million of operational start-up costs.

(3)
In the second quarter of 2022, the Company recorded $9.4 million of charges related to the transition of its ERP system. In the trailing twelve months ended June 30, 2023, the Company recognized $9.3 million of charges related to the transition of its ERP system.

(4)
In the second quarter of 2022, the Company recorded $4.1 million of restructuring costs primarily associated with headcount reductions, including $0.2 million of other expense. In the trailing twelve months ended June 30, 2023, the Company recognized $5.9 million of restructuring costs primarily associated with headcount reductions related to organizational changes.

(5)	Adjusted income tax provision represents the tax effects associated with the aforementioned items.
(6)
Certain subsidiaries in the International business segment are accounted for as discontinued operations and have been designated as unrestricted subsidiaries in the 2019 Credit Agreement. Therefore, these subsidiaries are excluded from the Company's adjusted financial measures for covenant compliance purposes.

(7)
The Company presents deferred financing costs as a direct reduction from the carrying amount of the related debt in the Condensed Consolidated Balance Sheets. For purposes of determining total debt for financial covenant purposes, the Company has added these costs back to total debt, net as calculated per the Condensed Consolidated Balance Sheets.

(8)	Netted cash includes cash and cash equivalents for domestic and foreign subsidiaries designated as restricted subsidiaries in the 2019 Credit Agreement.